EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form S-4 Registration Statement No. 333-172631 on Form S-3 of our report dated March 27, 2012, relating to the consolidated financial statements of DSW Inc. and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective application of the new accounting guidance on accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) and for noncontrolling interests in consolidated financial statements, which became effective February 1, 2009 ) and the effectiveness of the DSW Inc. and its subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of DSW Inc. for the year ended January 28, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio

May 23, 2012